Benihana Inc. Reports Results for Fiscal First Quarter 2012

Sixth Consecutive Quarter of Company-Wide Comparable Sales Growth and Seventh Consecutive Quarter of Revenue Growth

Continued Execution of Benihana Renewal Program Delivers Significant Increase in Unit-Level Profitability

MIAMI, Aug. 25, 2011 /PRNewswire/ -- Benihana Inc. (NASDAQ: BNHN; BNHNA), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported results for its 16-week fiscal first quarter 2012, ended July 17, 2011.

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Highlights for the fiscal first quarter 2012 relative to the year-ago quarter include:

  Company-wide comparable restaurant sales increased by 6.0%, led by the flagship Benihana teppanyaki concept, which reported 8.6% comparable restaurant sales growth;
  Total revenues increased 5.7% to $106.5 million from $100.8 million, driven by restaurant sales growth;
  Net income was $1.9 million, or $0.10 per basic and diluted common share, compared to $1.6 million, or $0.08 per basic and diluted common share; and
  Strong cash flow from operations allowed for full repayment of borrowings under line of credit during the quarter.

Richard C. Stockinger, Chairman, President and Chief Executive Officer of Benihana Inc., said, "We are extremely pleased with Benihana's continued progress in the first quarter of fiscal 2012. This is our sixth consecutive quarter of comparable store sales growth, and unit-level income was up substantially year-over-year. By continuing to enhance the guest experience and introduce operational efficiencies, we have improved key metrics: traffic, sales and profitability. With our strong balance sheet and experienced management team at the restaurant, regional and corporate levels, we believe we are in an excellent position to continue building on these gains."

Mr. Stockinger continued, "Since launching the Benihana Teppanyaki Renewal Program in fiscal 2010, we have dramatically improved the guest experience at our namesake restaurants. We have driven traffic growth and built awareness of the improvements to food, service and atmosphere at all of our Benihana restaurants through successful marketing and promotional programs. In only two years, we have grown The Chef's Table program, which builds brand loyalty through value-based promotions (including communicating our monthly Chef's Special offer), from zero to 1.9 million members. The Chef's Table is also increasing our non-weekend traffic, with certificates valid only Monday through Thursday. Kabuki Kids, a value-based promotion aimed at children, now has approximately 200,000 members and is helping to bring more and more family groups to Benihana.

"Our strategy and focus on increasing the efficiency of our operations Company-wide has also resulted in improved profitability," Mr. Stockinger said. "During the first quarter of fiscal 2012, we implemented a review of the RA Sushi business in order to enhance the guest experience and identify other opportunities for operational improvement. We are also continuing to drive traffic at RA Sushi with 'The Hook Up,' a program through which guests receive a complimentary $20 gift certificate on their half-birthdays. We also launched a program at Haru called 'Access,' which provides members with exclusive monthly offers. Membership in both 'The Hook Up' and 'Access' is growing as we continue to market them aggressively."

Mr. Stockinger concluded, "Few restaurant companies our size have the brand recognition and loyalty of Benihana, and we are now in a great position to begin leveraging those assets. As a result of our improved operating model and profitability, we have eliminated all of our outstanding borrowings and increased our financial flexibility. In response to economic conditions, we chose to reduce growth-related capital expenditures in fiscal 2011, but based on our ability to generate cash flow, the available borrowing capacity under our line of credit, the availability of reasonably priced real estate, and the attractive prospects for growth in the full-service Asian and sushi dining categories, we expect to resume restaurant unit expansion soon. Drawing on an expansive proprietary demographic study that we completed in fiscal 2011, we are now looking for potential new locations for our teppanyaki and RA Sushi concepts. In light of all this, we are extremely excited about our ability to deliver increased shareholder value over the long term."

Fiscal First Quarter 2012 Results

For the fiscal first quarter of 2012, total revenues increased $5.8 million, or 5.7%, to $106.5 million, compared to $100.8 million in the fiscal first quarter of 2011. Total restaurant sales increased 5.7% to $106.0 million, compared to $100.2 million in the same period in fiscal 2011.

Company-wide comparable restaurant sales increased 6.0%, including increases of 8.6% at Benihana teppanyaki and 2.4% at RA Sushi and a decrease of 1.9% at Haru. During the quarter, Benihana teppanyaki represented approximately 67% of consolidated restaurant sales, while RA Sushi and Haru accounted for 24% and 9% of consolidated restaurant sales, respectively. There were a total of 1,541 store-operating weeks in the fiscal first quarter of 2012 compared to a total of 1,552 store-operating weeks in the fiscal first quarter of 2011.

Franchise fees and royalties were $0.6 million during the first fiscal quarter of 2012 and were relatively consistent between years.

Cost of food and beverage sales for the fiscal first quarter of 2012 increased year-over-year $1.7 million or 0.3% when expressed as a percentage of restaurant sales. The dollar increase primarily reflects higher restaurant sales during the fiscal first quarter while the increase as a percentage of restaurant sales reflects an increase in the cost of commodities in excess of modest price increases at each concept.

Restaurant operating expenses increased $2.5 million, but decreased 1.1% as a percentage of total restaurant sales due to improved labor efficiencies, primarily related to overtime management.

Total income from restaurant segment operations increased $1.6 million, or 16.9%, over the prior year, led by a $1.9 million, or 31.8%, increase for the Benihana concept. The RA Sushi concept saw a $0.1 million, or 3.6%, improvement in operating income, while the Haru concept saw a $0.3 million decrease in operating income, due primarily to a loss of leverage on the 1.9% comparable sales decline coupled with the previously noted commodity cost increases.

General and administrative costs increased $1.8 million or 1.2% when expressed as a percentage of total revenues in the fiscal first quarter of 2012 compared to the same prior-year period. The increase consisted primarily of a $1.5 million increase in incremental stock-based compensation year-over-year, related to restricted share awards granted to certain executives pursuant to their employment agreements. The fiscal first quarter of 2012 included approximately $1.1 million of non-recurring expenses related to costs associated with the upcoming special stockholders' meeting and the Board's assessment of strategic alternatives. The comparable prior-year quarter included approximately $1.3 million of non-recurring expenses related to certain management transition initiatives and the Board's exploration of strategic alternatives.

Income from operations decreased $0.2 million, or 6.6%, for the fiscal first quarter of 2012 compared to the same period in the prior fiscal year. Interest expense was $0.2 million lower in the current-year quarter due to reduced average borrowing levels, and the effective tax rate was 11.6% as compared to 24.6% in the prior-year period due to the favorable impact of an increased level of tax credits (e.g., FICA tip credit) in the current year.

Net income for the fiscal first quarter of 2012 was $1.9 million, or $0.10 per basic and diluted share, compared to net income of $1.6 million, or $0.08 per basic and diluted share, in the same quarter of fiscal 2011, and reflected a 5.9% increase in the diluted share count in the current year.

Capital expenditures were $1.6 million in the first quarter of fiscal 2012 as compared to $1.3 million in the comparable prior-year quarter. We expect full-year capital expenditures to be approximately $16 million as we complete certain unit remodels.

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 96 restaurants nationwide, including 63 Benihana restaurants, eight Haru sushi restaurants and 25 RA Sushi restaurants. In addition, 18 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Benihana Inc. and Subsidiaries Sales by Concept (In thousands)
	Four Periods Ended
	July 17,	July 18,	Percentage
	2011	2010	Change
Comparable restaurant sales by concept:
Teppanyaki	$ 70,711	$ 65,119	8.6%
RA Sushi	25,309	24,727	2.4%
Haru	9,943	10,139	-1.9%
Total comparable restaurant sales	$ 105,963	$ 99,985	6.0%

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)
	Four Periods Ended
	July 17,		July 18,
	2011		2010

Revenues:
Restaurant sales	$ 105,963	99.5%	$ 100,227	99.5%
Franchise fees and royalties	581	0.5%	542	0.5%
Total revenues	106,544	100.0%	100,769	100.0%

Restaurant Expenses:
Cost of food and beverage sales	26,296	24.7%	24,595	24.4%
Restaurant operating expenses	66,718	62.6%	64,238	63.7%
Restaurant opening costs	-	0.0%	8	0.0%
General and administrative expenses	11,166	10.5%	9,397	9.3%
Total operating expenses	104,180	97.8%	98,238	97.5%

Income (Loss) from operations	2,364	2.2%	2,531	2.5%
Interest expense, net	160	0.2%	397	0.4%

Income (Loss) before income taxes	2,204	2.1%	2,134	2.1%
Income tax expense (benefit)	255	0.2%	525	0.5%

Net Income (Loss)	1,949	1.8%	1,609	1.6%
Less: Accretion of preferred stock issuance costs and
preferred stock dividends	289		333

Net income (loss) attributable to common stockholders	$ 1,660		$ 1,276

Earnings (Loss) Per Share
Basic earnings (loss) per common share	$ 0.10		$ 0.08
Diluted earnings (loss) per common share	$ 0.10		$ 0.08

Weighted Average Shares Outstanding
Basic	16,323		15,441
Diluted	16,374		15,459

Benihana Inc. and Subsidiaries Condensed Balance Sheet Data (Unaudited) (In thousands)
	July 17,	March 27,
	2011	2011
Assets
Current Assets:
Cash and cash equivalents	$ 4,000	$ 4,038
Other current assets	12,925	11,133
Total current assets	16,925	15,171

Property and equipment, net	178,641	182,992
Goodwill	6,896	6,896
Deferred income tax asset, net and other long term assets	15,856	15,823
Total assets	$ 218,318	$ 220,882

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current Liabilities:
Other current liabilities	33,256	33,467
Total current liabilities	33,256	33,467

Borrowings under line of credit	-	5689
Long term liabilities	15,359	15,293
Total liabilities	48,615	54,449

Convertible preferred stock	12,321	19,710

Stockholders’ Equity
Total stockholders’ equity	157,382	146,723
Total liabilities, convertible preferred stock and stockholders' equity	$ 218,318	$ 220,882

Contact

Jeremy Fielding/James David
Kekst and Company
(212) 521-4800